United States
Securities and Exchange Commission
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934
December 3, 2010
(Date of Report)
GRAHAM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	1-8462 (Commission File Number)	16-1194720 (IRS Employer Identification No.)

20 Florence Avenue, Batavia, New York (Address of principal executive offices)	14020 (Zip Code)
(585) 343-2216
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On December 3, 2010 Graham Corporation (the “Company”) entered into a Loan Agreement (the “New Loan Agreement”) with Bank of America, N.A. (the “Bank”). The New Loan Agreement provides the Company with a $25,000,000 revolving credit facility, expandable at the Company’s option at any time to up to $50,000,000. The New Loan Agreement does not provide for any sublimits on either the issuance of letters of credit or bank guarantees by the Company or its subsidiaries. The New Loan Agreement has a three year term, with two automatic one year extensions. The Company entered into the New Loan Agreement in order to support its anticipated working capital and letter of credit requirements as well as its strategic growth objectives.
     At the Company’s option, amounts outstanding under the New Loan Agreement will bear interest at either (i) a rate equal to the Bank’s Prime Rate (as defined in the New Loan Agreement); or (ii) a rate equal to LIBOR plus a margin. The margin will be based upon the Company’s Funded Debt to EBITDA, each as defined in the New Loan Agreement, and may range from 2.00% to 1.00%. Amounts available for borrowing under the New Loan Agreement are subject to an unused commitment fee of between 0.375% to 0.200%, depending on the above ratio. Interest payments under the New Loan Agreement are due monthly, with the principal balance due upon maturity.
     The New Loan Agreement replaces in its entirety that certain Loan Agreement dated December 5, 2007 with the Bank (the “Prior Facility”), as amended. Letters of credit and bank guarantees outstanding under the Prior Facility in the aggregate amount of $15,078,758.50 as of the date of this Current Report on Form 8-K have been transferred by the Bank to the New Loan Agreement. The Company did not have any amounts outstanding under the Prior Facility as of the date of this Current Report on Form 8-K.
     Under the New Loan Agreement, the Company covenants to maintain a maximum Funded Debt to EBITDA Ratio (as defined in the New Loan Agreement) of 3.5 to 1 and a Minimum EBIT to Interest Ratio (as defined in the New Loan Agreement) of 4.0 to 1. The New Loan Agreement also provides that the Company is permitted to pay dividends without limitation if it maintains a Maximum Funded Debt to EBITDA Ratio (as defined in the New Loan Agreement) equal to or less than 2.0 to 1 and permits the Company to pay dividends in an amount equal to 25% of net income if it maintains a Maximum Funded Debt to EBITDA Ratio (as defined in the New Loan Agreement) of greater than 2.0 to 1. In addition, the New Loan Agreement contains such representations, warranties, covenants, terms and conditions as are customary to similar agreements.
     The Company has granted the Bank a security interest in all the Company’s tangible and intangible property and has also agreed to pledge to the Bank the Company’s equity interest in its subsidiaries. The New Loan Agreement also requires the Company’s subsidiaries to act as guarantors of amounts outstanding under the New Loan Agreement.
     A copy of the New Loan Agreement is attached to this Current Report on Form 8-K as Exhibit 99.1. A copy of the Trademark Security Agreement Amendment 1 between the Company and the Bank, which was entered into in connection with the New Loan Agreement in order to provide the Bank with a security interest in all of the Company’s trademarks, is attached to this Current Report on Form 8-K as Exhibit 99.2. The above summary of the terms of the New Loan Agreement and Trademark Security Agreement Amendment 1 are qualified in their entirety by reference to the actual text of such agreements, which are incorporated herein by reference.
Item 1.02. Termination of a Material Definitive Agreement.
     The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.
Item 9.01 Financial Statements and Exhibits.

Exhibit	Description

99.1	Loan Agreement between Graham Corporation and Bank of America, N.A., dated as of December 3, 2010.

99.2	Trademark Security Agreement Amendment 1 between Graham Corporation and Bank of America, N.A., dated as of December 3, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2010	GRAHAM CORPORATION
/s/ Jeffrey Glajch
Jeffrey Glajch
Vice President — Finance & Administration and Chief Financial Officer